Exhibit 99.1

CELGENE REPORTS FOURTH QUARTER AND

FULL YEAR 2018 OPERATING AND FINANCIAL RESULTS

- Exceeded 2018 top- and bottom-line guidance

- 2019 guidance reflects strong operating momentum leading to double-digit top- and bottom-line growth; Reaffirming 2020 financial outlook

- Advancing five late-stage assets with U.S. approvals expected through 2020; Ozanimod U.S. and EU regulatory submissions on-track for Q1:2019

SUMMIT, NJ — (January 31, 2019) — Celgene Corporation (NASDAQ: CELG) reported operating results for the fourth quarter and full year of 2018.  For the fourth quarter of 2018, net product sales were $4,036 million, an increase of 16 percent year-over-year. Fourth quarter total revenue increased 16 percent year-over-year to $4,037 million.

Net product sales for the full year of 2018 were $15,265 million, an increase of 18 percent year-over-year. Total revenue for the full year of 2018 was $15,281 million, an increase of 18 percent year-over-year.

Based on U.S. GAAP (Generally Accepted Accounting Principles), Celgene reported net income of $1,073 million and diluted earnings per share (EPS) of $1.50 for the fourth quarter of 2018. For the fourth quarter of 2017, GAAP net loss was $81 million and diluted EPS was ($0.10). Full year GAAP net income for 2018 was $4,046 million and diluted EPS was $5.51. Full year GAAP net income for 2017 was $2,940 million and diluted EPS was $3.64.

Adjusted net income for the fourth quarter of 2018 increased 7 percent to $1,709 million compared to $1,592 million in the fourth quarter of 2017. For the same period, adjusted diluted EPS increased 20 percent to $2.39 from $2.00.

Adjusted net income for the full year of 2018 increased 8 percent to $6,511 million. Adjusted diluted EPS increased 19 percent to $8.87 from $7.44 for the full year of 2017.

“2018 was another year of excellent operating results and significant progress advancing our innovative early-, mid- and late-stage pipeline,” said Mark J. Alles, Chairman and Chief Executive Officer of Celgene Corporation. “With five near-term product launches and many promising assets advancing, we are very optimistic about our potential for long-term growth as part of the new Bristol-Myers Squibb.”

Fourth Quarter and Full Year 2018 Financial Highlights

Unless otherwise stated, all comparisons are for the fourth quarter and full year of 2018 compared to the fourth quarter and full year of 2017. The adjusted operating expense categories presented below exclude share-based employee compensation expense, collaboration-related upfront expense, research and development asset acquisition expense, IPR&D asset impairment charges, clinical trial and development activity wind-down costs and a litigation-related loss contingency accrual expense. Please see the attached Use of Non-GAAP Financial Measures and Reconciliation of GAAP to Adjusted Net Income for further information relevant to the interpretation of adjusted financial measures and reconciliations of these adjusted financial measures to the most comparable GAAP measures, respectively.

Net Product Sales Performance

•                  REVLIMID® sales for the fourth quarter increased 16 percent to $2,549 million. Fourth quarter U.S. sales of $1,729 million and international sales of $820 million increased 17 percent and 15 percent, respectively. REVLIMID® sales growth was driven by increases in treatment duration and market share. Full year REVLIMID® sales were $9,685 million, an increase of 18 percent year-over-year.

•                  POMALYST®/IMNOVID® sales for the fourth quarter were $567 million, an increase of 28 percent year-over-year. Fourth quarter U.S. sales of $393 million and international sales of $174 million increased 39 percent and 9 percent, respectively. POMALYST®/IMNOVID® sales growth was driven primarily by increases in treatment duration and market share. Full year POMALYST®/IMNOVID® sales were $2,040 million, an increase of 26% year-over-year.

•                  OTEZLA® sales in the fourth quarter were $448 million, a 21 percent increase year-over-year. Fourth quarter U.S. sales of $360 million and international sales of $88 million increased 19 percent and 29 percent, respectively. OTEZLA® sales growth in the U.S. was driven by increases in demand. OTEZLA® international sales were driven by launch uptake in key ex-U.S. markets, including Japan. Full year OTEZLA® sales were $1,608 million, an increase of 26 percent year-over-year.

•                  ABRAXANE® sales for the fourth quarter were $269 million, an increase of 7 percent year-over-year. Fourth quarter U.S. sales of $178 million and international sales of $91 million increased 15 percent and decreased 5 percent, respectively. ABRAXANE® sales growth was driven primarily by demand. Full year ABRAXANE® sales were $1,062 million, an increase of 7 percent year-over-year.

•                  In the fourth quarter, all other product sales, which include IDHIFA®, THALOMID®, ISTODAX®, VIDAZA® and an authorized generic version of VIDAZA® drug product primarily sold in the U.S., were $203 million compared to $227 million in the fourth quarter of 2017. Full year sales for these products were $870 million compared to $901 million for the full year 2017.

Research and Development (R&D)

On a GAAP basis, R&D expenses were $1,138 million for the fourth quarter of 2018 versus $2,738 million for the same period in 2017. Full year 2018 R&D expenses were $5,673 million compared to $5,915 million for 2017.

Adjusted R&D expenses were $919 million for the fourth quarter of 2018 compared to $766 million for the same period in 2017. For the full year 2018, adjusted R&D expenses were $3,509 million compared to $2,749 million for the full year 2017. Both the fourth quarter and full year 2018 increases in R&D expenses were primarily driven by the inclusion of R&D expenses associated with the acquisition of Juno Therapeutics (Juno) and regulatory submission-related work on multiple programs. Additional R&D expenses (only included on a GAAP basis) decreased in 2018, as outlined in the attached Reconciliation of GAAP to Adjusted Net Income.

Selling, General, and Administrative (SG&A)

On a GAAP basis, SG&A expenses were $850 million for the fourth quarter of 2018 compared to $774 million for the same period in 2017. Full year SG&A expenses were $3,250 million for 2018 compared to $2,941 million for 2017.

Adjusted SG&A expenses were $762 million for the fourth quarter of 2018 compared to $687 million for the same period in 2017. For full year 2018, adjusted SG&A expenses were $2,747 million versus $2,279 million in 2017. Both the fourth quarter and full year 2018 increases in SG&A expenses were primarily driven by the inclusion of SG&A expense associated with the acquisition of Juno and marketing-related expenses. Additional SG&A expenses (only included on a GAAP basis) increased in 2018, as outlined in the attached Reconciliation of GAAP to Adjusted Net Income.

Cash, Cash Equivalents, Marketable Debt Securities and Publicly-Traded Equity Securities

Operating cash flow was $5.2 billion for both 2018 and 2017. Celgene ended the fourth quarter of 2018 with approximately $6.0 billion in cash, cash equivalents, marketable debt securities and publicly-traded equity securities.

Volume-Driven Product Sales and Earnings Growth Expected in 2019

	2019 Guidance	Year-over-Year Change
Total Revenue	$17.0B to $17.2B	~12%*
REVLIMID® Net Product Sales	~ $10.8B	~12%
POMALYST®/IMNOVID® Net Product Sales	~ $2.4B	~18%
OTEZLA® Net Product Sales	~ $1.9B	~18%
ABRAXANE® Net Product Sales	~ $1.1B	~4%
GAAP Operating Margin**	Approximately 49%	N/M**
Adjusted Operating Margin	Approximately 57.5%	~+200 bps
Adjusted Tax Rate	~17.0%	~+50 bps
GAAP diluted EPS	$8.40 - $9.08	N/M**
Adjusted diluted EPS	$10.60 - $10.80	~21%*
Weighted average diluted shares	~715M	~(20M)

*Year-over-year percentage change based on the mid-point of the range.

**Not meaningful as the 2019 measures exclude the impact of any strategic transactions, impairments, loss contingencies, changes in the fair value of equity investments, costs associated with the Bristol-Myers Squibb Company (Bristol-Myers Squibb) and Celgene transaction and non-operating tax adjustments that have not yet occurred.

Portfolio Updates

•                  At the 60th American Society of Hematology (ASH) Annual Meeting in December, data were presented on Celgene’s marketed and pipeline hematology assets. Select data presentations included:

•                  In collaboration with partner Acceleron Pharma, data from the phase III MEDALIST™ and BELIEVE™ trials with luspatercept in patients with low-to-intermediate risk myelodysplastic syndromes (MDS) and transfusion-dependent beta-thalassemia, respectively;

•                  Data from the phase I TRANSCEND CLL-004 trial evaluating liso-cel in patients with relapsed and/or refractory chronic lymphocytic leukemia (CLL); and,

•                  Data from the phase III AUGMENT™ trial evaluating REVLIMID® in combination with rituximab (R²) in patients with relapsed and/or refractory indolent non-Hodgkin lymphoma (NHL)

•                  A New Drug Application (NDA) was submitted to the U.S. Food and Drug Administration (FDA) for fedratinib for the treatment of patients with myelofibrosis. Celgene plans to submit a Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) in the first half of 2019. In addition, the phase III myelofibrosis program (FREEDOM and FREEDOM-2 trials) evaluating fedratinib in patients resistant or intolerant to ruxolitinib is initiating

•                  A supplemental NDA (sNDA) was submitted to the U.S. FDA for REVLIMID® in combination with rituximab (AUGMENT™ trial) for the treatment of patients with relapsed and/or refractory indolent NHL. The anticipated U.S. FDA action date for this application is in the second half of 2019

•                  In the fourth quarter, Celgene and partner bluebird bio announced the completion of enrollment for the KarMMa™ pivotal trial evaluating bb2121 in patients with relapsed and/or refractory multiple myeloma (RRMM)

•                  The phase II TRANSCEND OUTREACH trial evaluating liso-cel (JCAR017) in patients with relapsed and/or refractory diffuse large B-cell lymphoma (DLBCL) in the outpatient setting initiated in the fourth quarter

•                  The phase II pivotal trial evaluating liso-cel in patients with relapsed and/or refractory CLL is initiating

•                  The phase III ADVANCE™ trial evaluating OTEZLA® in patients with mild to moderate plaque psoriasis is initiating

Business Update Summary

•                  In January, Celgene and Bristol-Myers Squibb (BMS) announced that they have entered into a definitive merger agreement under which BMS will acquire Celgene for approximately $74 billion (based on closing price of BMS on date of the agreement). Under the terms of the agreement, Celgene shareholders will receive for each Celgene share $50 plus one BMS share and one tradeable Contingent Value Right (CVR), which will entitle the holder to receive a cash payment of $9.00 upon the achievement of FDA approval of all three products (ozanimod, liso-cel and bb2121) within specified time periods. The transaction is subject to approval by BMS and Celgene stockholders and the completion of customary closing conditions and regulatory approvals. BMS and Celgene expect to close the transaction in the third quarter of 2019.

Q4 and Full Year 2018 Conference Call and Webcast Information

Celgene will host a conference call to discuss the fourth quarter and full year of 2018 operational and financial performance on Thursday, January 31, 2019, at 9 a.m. ET.  The conference call will be available by webcast at www.celgene.com.  An audio replay of the call will be available from noon January 31, 2019, until midnight ET February 7, 2019.  To access the replay in the U.S., dial 1-855-859-2056; outside the U.S. dial 404-537-3406.  The participant passcode is 7075709.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through next-generation solutions in protein homeostasis, immuno-oncology, epigenetics, immunology and neuro-inflammation. For more information, please visit www.celgene.com. Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn, Facebook and YouTube.

About REVLIMID®

In the U.S., REVLIMID® (lenalidomide) in combination with dexamethasone is indicated for the treatment of patients with multiple myeloma. REVLIMID® as a single agent is also indicated as a maintenance therapy in patients with multiple myeloma following autologous hematopoietic stem cell transplant. REVLIMID® is indicated for patients with transfusion-dependent anemia due to low- or intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.  REVLIMID® is approved in the U.S. for the treatment of patients with mantle cell lymphoma (MCL) whose disease has relapsed or progressed after two prior therapies, one of which included bortezomib.  Limitations of Use: REVLIMID® is not indicated and is not recommended for the treatment of chronic lymphocytic leukemia (CLL) outside of controlled clinical trials.

About ABRAXANE®

In the U.S., ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) is indicated for the treatment of metastatic breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy.  Prior therapy should have included an anthracycline unless clinically contraindicated.  ABRAXANE® is indicated for the first-line treatment of locally advanced or metastatic non-small cell lung cancer, in combination with carboplatin, in patients who are not candidates for curative surgery or radiation therapy.  ABRAXANE® is also indicated for the first-line treatment of metastatic adenocarcinoma of the pancreas in combination with gemcitabine.

About POMALYST®

In the U.S., POMALYST® (pomalidomide) is indicated for patients with multiple myeloma who have received at least two prior therapies including lenalidomide and a proteasome inhibitor and have demonstrated disease progression on or within 60 days of completion of the last therapy.

About OTEZLA®

In the U.S., OTEZLA® (apremilast) is indicated for the treatment of adult patients with active psoriatic arthritis.  OTEZLA® is indicated in the U.S. for the treatment of patients with moderate to severe plaque psoriasis who are candidates for phototherapy or systemic therapy.

Forward-Looking Statement

This press release contains forward-looking statements, which are generally statements that are not historical facts.  Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions.  Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made.  We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law.  Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control.  Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission, including factors related to the proposed transaction between Bristol-Myers Squibb and Celgene, such as, but not limited to, the risks that:  management’s time and attention is diverted on transaction related issues; disruption from the transaction makes it more difficult to maintain business, contractual and operational relationships; legal proceedings are instituted against Bristol-Myers Squibb, Celgene or the combined company; and Bristol-Myers Squibb, Celgene or the combined company is unable to retain key personnel.

Hyperlinks are provided as a convenience and for informational purposes only. Celgene bears no responsibility for the security or content of external websites.

Celgene

Investors:

908-673-9628

ir@celgene.com

Media:

908-673-2275

media@celgene.com

Use of Non-GAAP Financial Measures

In addition to financial information prepared in accordance with U.S. GAAP, this document also contains certain non-GAAP financial measures based on management’s view of performance including:

•                  Adjusted research and development expense

•                  Adjusted selling, general and administrative expense

•                  Adjusted operating margin

•                  Adjusted net income

•                  Adjusted earnings per share

Management uses such measures internally for planning and forecasting purposes and to measure the performance of the Company. We believe these adjusted financial measures provide useful and meaningful information to us and investors because they enhance investors’ understanding of the continuing operating performance of our business and facilitate the comparison of performance between past and future periods. These adjusted financial measures are non-GAAP measures and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. When preparing these supplemental non-GAAP financial measures we typically exclude certain GAAP items that management does not consider to be normal, recurring cash operating expenses but that may not meet the definition of unusual or non-recurring items. Other companies may define these measures in different ways. The following categories of items are excluded from adjusted financial results:

Acquisition and Divestiture-Related Costs:  We exclude the impact of certain amounts recorded in connection with business combinations and divestitures from our adjusted financial results that are either non-cash or not normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. These amounts may include non-cash items such as the amortization of acquired intangible assets, amortization of purchase accounting adjustments to inventories, intangible asset impairment charges and expense or income related to changes in the estimated fair value measurement of contingent consideration and success payments. We also exclude transaction and certain other cash costs associated with business acquisitions and divestitures that are not normal, recurring operating expenses, including severance costs which are not part of a formal restructuring program.

Share-Based Compensation Expense:  We exclude share-based compensation from our adjusted financial results because share-based compensation expense, which is non-cash, fluctuates from period to period based on factors that are not within our control, such as our stock price on the dates share-based grants are issued.

Collaboration-Related Upfront Expenses:  We exclude collaboration-related upfront expenses from our adjusted financial results because we do not consider them to be normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. Upfront payments to collaboration partners are made at the commencement of a relationship anticipated to continue for a multi-year period and provide us with intellectual property rights, option rights and other rights with respect to particular programs. The variability of amounts and lack of predictability of collaboration-related upfront expenses makes the identification of trends in our ongoing research and development activities more difficult. We believe the presentation of adjusted research and development, which does not include collaboration-related upfront expenses, provides useful and meaningful information about our ongoing research and development activities by enhancing investors’ understanding of our normal, recurring operating research and development expenses and facilitates comparisons between periods and with respect to projected performance. All expenses incurred subsequent to the initiation of the collaboration arrangement, such as research and development cost-sharing expenses/reimbursements and milestone payments up to the point of regulatory approval are considered to be normal, recurring operating expenses and are included in our adjusted financial results.

Research and Development Asset Acquisition Expense:  We exclude costs associated with acquiring rights to pre-commercial compounds because we do not consider such costs to be normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. Research and development asset acquisition expenses includes expenses to acquire rights to pre-commercial compounds from a collaboration partner when there will be no further participation from the collaboration partner or other parties. The variability of amounts and lack of predictability of research and development asset acquisition expenses makes the identification of trends in our ongoing research and development activities more difficult. We believe the presentation of adjusted research and development, which does not include research and development asset acquisition expenses, provides useful and meaningful information about our ongoing research and development activities by enhancing investors’ understanding of our normal, recurring operating research and development expenses and facilitates comparisons between periods and with respect to projected performance.

Restructuring Costs:  We exclude costs associated with restructuring initiatives from our adjusted financial results. These costs include amounts associated with facilities to be closed, employee separation costs and costs to move operations from one location to another. We do not frequently undertake restructuring initiatives and therefore do not consider such costs to be normal, recurring operating expenses.

Certain Other Items:  We exclude certain other significant items that may occur occasionally and are not normal, recurring cash operating expenses from our adjusted financial results. Such items are evaluated on an individual basis based on both the quantitative and the qualitative aspect of their nature and generally represent items that, either as a result of their nature or magnitude, we would not anticipate occurring as part of our normal business on a regular basis. While not all-inclusive, examples of certain other significant items excluded from adjusted financial results would be: significant litigation-related loss contingency accruals and expenses to settle other disputed matters and, effective for fiscal year 2018, changes in the fair value of our equity securities upon the adoption of ASU 2016-01 (Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities).

Estimated Tax Impact From Above Adjustments:  We exclude the net income tax impact of the non-tax adjustments described above from our adjusted financial results. The net income tax impact of the non-tax adjustments includes the impact on both current and deferred income taxes and is based on the taxability of the adjustment under local tax law and the statutory tax rate in the tax jurisdiction where the adjustment was incurred.

Non-Operating Tax Adjustments:  We exclude the net income tax impact of certain other significant income tax items, which are not associated with our normal, recurring operations (“Non-Operating Tax Items”), from our adjusted financial results. Non-Operating Tax Items include items which may occur occasionally and are not normal, recurring operating expenses (or benefits), including adjustments related to acquisitions, divestitures, collaborations, certain adjustments to the amount of unrecognized tax benefits related to prior year tax positions, the impact of tax reform legislation commonly referred to as the Tax Cuts and Jobs Act (2017 Tax Act), and other similar items. We also exclude excess tax benefits and tax deficiencies that arise upon vesting or exercise of share-based payments recognized as income tax benefits or expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing.

See the attached Reconciliations of GAAP to Adjusted Net Income for explanations of the amounts excluded and included to arrive at the adjusted measures for the three- and twelve-month periods ended December 31, 2018 and 2017, and for the projected amounts for the twelve-month period ending December 31, 2019.

Celgene Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions, except per share data)

	Three-Month Periods Ended		Twelve-Month Periods Ended
	December 31,		December 31,
	2018	2017	2018	2017

Net product sales	$4,036	$3,479	$15,265	$12,973
Other revenue	1	4	16	30
Total revenue	4,037	3,483	15,281	13,003

Cost of goods sold (excluding amortization of acquired intangible assets)	169	119	587	461
Research and development	1,138	2,738	5,673	5,915
Selling, general and administrative	850	774	3,250	2,941
Amortization of acquired intangible assets	127	79	468	329
Acquisition related (gains) charges and restructuring, net	(54)	(1,425)	112	(1,350)
Total costs and expenses	2,230	2,285	10,090	8,296

Operating income	1,807	1,198	5,191	4,707

Interest and investment income, net	15	33	45	105
Interest (expense)	(190)	(142)	(741)	(522)
Other (expense) income, net	(515)	42	337	24

Income before income taxes	1,117	1,131	4,832	4,314

Income tax provision	44	1,212	786	1,374

Net income	$1,073	$(81)	$4,046	$2,940

Net income per common share:
Basic	$1.53	$(0.10)	$5.65	$3.77
Diluted	$1.50	$(0.10)	$5.51	$3.64

Weighted average shares:
Basic	699.5	773.5	716.3	779.2
Diluted	713.9	773.5	733.8	808.7

	December 31,	December 31,
	2018	2017
Balance sheet items:
Cash, cash equivalents, debt securities available-for-sale and equity investments with readily determinable fair values	$6,042	$12,042
Total assets	35,480	30,141
Long-term debt, including current portion	20,270	15,838
Total stockholders’ equity	6,161	6,921

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Net Income

(In millions, except per share data)

		Three-Month Periods Ended		Twelve-Month Periods Ended
		December 31,		December 31,
		2018	2017	2018	2017

Net income (loss) - GAAP		$1,073	$(81)	$4,046	$2,940

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(1)	9	7	36	29

Research and development:
Share-based compensation expense	(1)	94	68	575	268
Collaboration-related upfront expense	(2)	125	96	524	765
Research and development asset acquisition expense	(3)	—	—	1,125	325
IPR&D asset impairment charge	(4)	—	1,620	—	1,620
Charge (adjustment) related to clinical trial and development activity wind-down costs	(4)	—	188	(60)	188

Selling, general and administrative:
Share-based compensation expense	(1)	88	87	503	347
Litigation-related loss contingency accrual expense	(5)	—	—	—	315

Amortization of acquired intangible assets	(6)	127	79	468	329

Acquisition related (gains) charges and restructuring, net:
Change in fair value of contingent consideration and success payments	(7)	(55)	(1,425)	19	(1,350)
Acquisition related charges	(8)	1	—	93	—

Other (expense) income, net:
Change in fair value of equity investments	(9)	513	—	(317)	—

Income tax provision:
Estimated tax impact from above adjustments	(10)	(181)	(299)	(423)	(686)
Non-operating tax adjustments	(11)	(85)	1,252	(78)	926
Net income - Adjusted		$1,709	$1,592	$6,511	$6,016

Net income per common share - Adjusted
Basic		$2.44	$2.06	$9.09	$7.72
Diluted	(12)	$2.39	$2.00	$8.87	$7.44

Explanation of adjustments:

(1)

Exclude share-based compensation expense totaling $191 and $162 for the three-month periods ended December 31, 2018 and 2017, respectively. Exclude share-based compensation expense totaling $1,114 and $644 for the twelve-month periods ended December 31, 2018 and 2017, respectively.

(2)	Exclude upfront payment expense for research and development collaboration arrangements.
(3)	Exclude research and development asset acquisition expenses.
(4)

Exclude charges and adjustments associated with the discontinuance of GED-0301 clinical trials in Crohn’s disease (Trials), including impairment of an IPR&D asset and other one-time charges related to wind-down costs associated with discontinuing the Trials and certain development activities.

(5)	Exclude loss contingency accrual expenses related to a civil litigation matter.
(6)

Exclude amortization of intangible assets acquired in the acquisitions of Pharmion Corp., Gloucester Pharmaceuticals, Inc. (Gloucester), Abraxis BioScience, Inc. (Abraxis), Celgene Avilomics Research, Inc. (Avila), Quanticel Pharmaceuticals, Inc. (Quanticel) and Juno Therapeutics, Inc. (Juno).

(7)

Exclude changes in the fair value of contingent consideration related to the acquisitions of Gloucester, Abraxis, Avila, Nogra Pharma Limited (Nogra), Quanticel and Juno (including success payments), including the impact of the Nogra contingent consideration liabilities related to the discontinuance of the Trials.

(8)	Exclude acquisition costs related to Juno.
(9)	Exclude changes in the fair value of equity investments upon the adoption of ASU 2016-01 (Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities).
(10)	Exclude the estimated tax impact of the above adjustments.
(11)

Exclude other non-operating tax expense items. The adjustments for the three-month period ended December 31, 2018 are to exclude adjustments to the provisional amounts recorded for the one-time 2017 U.S. Transition Tax and other U.S. Tax Reform impacts of a benefit of $79 and to exclude other adjustments totaling a tax benefit of $6. The adjustments for the twelve-month period ended December 31, 2018 are to exclude the excess tax benefits related to the adoption of ASU 2016-09 (Compensation-Stock Compensation) of $22, a benefit to the provisional amounts recorded for the one-time 2017 U.S. Transition Tax and other U.S. Tax Reform impacts of a benefit of $43 and to exclude other adjustments totaling tax benefit of $13.

The adjustments for the three-month period ended December 31, 2017 are to exclude expense of $1,269 as a result of the implementation of the 2017 Tax Act and excess tax benefits related to the adoption of ASU 2016-09 (Compensation-Stock Compensation) of $17. The adjustments for the twelve-month period ended December 31, 2017 are to exclude expense of $1,269 as a result of the implementation of the 2017 Tax Act, excess tax benefits related to the adoption of ASU 2016-09 (Compensation-Stock Compensation) of $290, prior year tax benefits arising from a U.S. research and development and orphan drug tax credits study of $55 and to exclude other adjustments totaling tax expense of $2.

(12)	Diluted net income per share for the three-month period ended December 31, 2017 was determined using diluted weighted-average shares of 797.4 million.

Celgene Corporation and Subsidiaries

Reconciliation of Full-Year 2019 Projected GAAP to Adjusted Net Income

(In millions, except per share data)

		Range
		Low	High

Projected net income - GAAP	(1)	$6,005	$6,489

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense		26	23

Research and development:
Share-based compensation expense		424	362
Collaboration-related upfront expense		185	185

Selling, general and administrative:
Share-based compensation expense		371	317

Amortization of acquired intangible assets		459	424

Acquisition related charges and restructuring, net:
Change in fair value of contingent consideration and success payments		25	25

Other (expense) income, net:
Change in fair value of equity investments		(57)	(57)

Income tax provision:
Estimated tax impact from above adjustments		141	(46)
Non-operating tax adjustments		—	—
Projected net income - Adjusted		$7,579	$7,722

Projected net income per diluted common share - GAAP		$8.40	$9.08

Projected net income per diluted common share - Adjusted		$10.60	$10.80

Projected weighted average diluted shares		715.0	715.0

(1)         Our projected 2019 earnings do not include the effect of any business combinations, collaboration agreements, asset acquisitions, asset impairments, litigation-related loss contingency accruals, changes in the fair value of our CVRs issued as part of the acquisition of Abraxis, changes in the fair value of equity investments upon the adoption of ASU 2016-01 (Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities) or non-operating tax adjustments that may occur after the day prior to the date of this press release. In addition, our projected 2019 financial measures do not include the effect of costs associated with the Bristol-Myers Squibb Company and Celgene transaction.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Three-Month Periods
	Ended December 31,		% Change
	2018	2017	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$1,729	$1,473	17.4%	17.4%	0.0%
International	820	715	14.7%	16.3%	(1.6)%
Worldwide	2,549	2,188	16.5%	17.0%	(0.5)%

POMALYST®/IMNOVID®
U.S.	393	283	38.9%	38.9%	0.0%
International	174	159	9.4%	10.7%	(1.3)%
Worldwide	567	442	28.3%	28.8%	(0.5)%

OTEZLA®
U.S.	360	303	18.8%	18.8%	0.0%
International	88	68	29.4%	31.1%	(1.7)%
Worldwide	448	371	20.8%	21.1%	(0.3)%

ABRAXANE®
U.S.	178	155	14.8%	14.8%	0.0%
International	91	96	(5.2)%	(4.5)%	(0.7)%
Worldwide	269	251	7.2%	7.5%	(0.3)%

IDHIFA® (3)
U.S.	20	13	53.8%	53.8%	0.0%
International	2	—	N/A	N/A	N/A
Worldwide	22	13	69.2%	69.7%	(0.5)%

VIDAZA®
U.S.	2	3	(33.3)%	(33.3)%	0.0%
International	134	160	(16.3)%	(15.2)%	(1.1)%
Worldwide	136	163	(16.6)%	(15.5)%	(1.1)%

azacitidine for injection
U.S.	3	4	(25.0)%	(25.0)%	0.0%
International	1	—	N/A	N/A	(2.6)%
Worldwide	4	4	0.0%	0.5%	(0.5)%

THALOMID®
U.S.	17	16	6.3%	6.3%	0.0%
International	8	12	(33.3)%	(30.8)%	(2.5)%
Worldwide	25	28	(10.7)%	(9.6)%	(1.1)%

ISTODAX®
U.S.	9	16	(43.8)%	(43.8)%	0.0%
International	5	2	150.0%	151.7%	(1.7)%
Worldwide	14	18	(22.2)%	(22.0)%	(0.2)%

All Other
U.S.	—	—	N/A	N/A	N/A
International	2	1	N/A	N/A	N/A
Worldwide	2	1	N/A	N/A	N/A

Total Net Product Sales
U.S.	2,711	2,266	19.6%	19.6%	0.0%
International	1,325	1,213	9.2%	10.6%	(1.4)%
Worldwide	$4,036	$3,479	16.0%	16.5%	(0.5)%

(1)         Operational includes the impact from both fluctuations in volume and net selling price changes.

(2)         Currency includes the impact from both fluctuations in foreign exchange rates and hedging activities.

(3)         IDHIFA® was approved in August 2017 in the U.S. for the treatment of adult patients with R/R AML with an isocitrate dehydrogenase-2 (IDH2) mutation as detected by an FDA approved test.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Twelve-Month Periods
	Ended December 31,		% Change
	2018	2017	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$6,469	$5,426	19.2%	19.2%	0.0%
International	3,216	2,761	16.5%	17.5%	(1.0)%
Worldwide	9,685	8,187	18.3%	18.6%	(0.3)%

POMALYST®/IMNOVID®
U.S.	1,391	1,008	38.0%	38.0%	0.0%
International	649	606	7.1%	8.1%	(1.0)%
Worldwide	2,040	1,614	26.4%	26.8%	(0.4)%

OTEZLA®
U.S.	1,275	1,058	20.5%	20.5%	0.0%
International	333	221	50.7%	51.6%	(0.9)%
Worldwide	1,608	1,279	25.7%	25.9%	(0.2)%

ABRAXANE®
U.S.	663	607	9.2%	9.2%	0.0%
International	399	385	3.6%	4.2%	(0.6)%
Worldwide	1,062	992	7.1%	7.3%	(0.2)%

IDHIFA® (3)
U.S.	68	20	240.0%	240.0%	0.0%
International	4	—	N/A	N/A	N/A
Worldwide	72	20	260.0%	259.9%	0.1%

VIDAZA®
U.S.	9	8	12.5%	12.5%	0.0%
International	585	620	(5.6)%	(4.6)%	(1.0)%
Worldwide	594	628	(5.4)%	(4.4)%	(1.0)%

azacitidine for injection
U.S.	20	35	(42.9)%	(42.9)%	0.0%
International	3	1	200.0%	205.9%	(5.9)%
Worldwide	23	36	(36.1)%	(35.8)%	(0.3)%

THALOMID®
U.S.	72	80	(10.0)%	(10.0)%	0.0%
International	42	52	(19.2)%	(17.7)%	(1.5)%
Worldwide	114	132	(13.6)%	(13.0)%	(0.6)%

ISTODAX®
U.S.	48	67	(28.4)%	(28.4)%	0.0%
International	15	9	66.7%	66.4%	0.3%
Worldwide	63	76	(17.1)%	(17.1)%	0.0%

All Other
U.S.	—	1	N/A	N/A	N/A
International	4	8	N/A	N/A	N/A
Worldwide	4	9	N/A	N/A	N/A

Total Net Product Sales
U.S.	10,015	8,310	20.5%	20.5%	0.0%
International	5,250	4,663	12.6%	13.7%	(1.1)%
Worldwide	$15,265	$12,973	17.7%	18.1%	(0.4)%

(1)         Operational includes the impact from both fluctuations in volume and net selling price changes.

(2)         Currency includes the impact from both fluctuations in foreign exchange rates and hedging activities.

(3)         IDHIFA® was approved in August 2017 in the U.S. for the treatment of adult patients with R/R AML with an isocitrate dehydrogenase-2 (IDH2) mutation as detected by an FDA approved test.